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                           EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement, effective as of January 1, 1999, is by and between BMC Industries, Inc., a Minnesota corporation located at One Meridian Crossings, Suite 850, Minneapolis, Minnesota 55423 (the "COMPANY") and Paul B. Burke, an individual residing at 2154 Charlton Road, Sunfish Lake, Minnesota 55118 (the "EXECUTIVE").

     A. The Executive has been employed as President and Chief Executive Officer of the Company and has been serving as Chairman of the Board of Directors of the Company (the "Board").

     B. The parties wish to provide for the continuation of the existing relationship on the terms hereinafter provided.

     In consideration of the actual promises hereinafter set forth, the Company and the Executive each intending to be legally bound, agree as follows:

     1. DEFINITIONS. Capitalized terms used herein shall have the meanings assigned to them in the Company's 1994 Stock Incentive Plan as in effect on the effective date hereof (the "PLAN"), unless otherwise specifically defined herein.

     2.   EMPLOYMENT.

       (a) EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive as its President, Chief Executive Officer, and Chairman of the Board, and the Executive accepts such employment.

       (b) DUTIES. The Executive will perform his duties and obligations hereunder on a full-time basis and, make the best use of Executive's energy, knowledge and training in advancing the Company's interests. Executive shall perform those services for the Company normally associated and consistent with the titles and positions specified in Section 2(a) which shall include, but not be limited to, the following:

                  (i) general and active management of the business strategy and affairs of the Company, subject to the direction and supervision of the Board;

                  (ii) participation with other officers and directors of the Company in the establishment of policies of the Company;

                  (iii)  presiding at meetings of the Board;

                  (iv) supervision of the tasks and duties of all of the officers of the Company; and

                  (v) supervision of the employment and termination of employment of all of the executive employees of the Company.

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        (c)    Notwithstanding anything to the contrary contained in this
     Agreement, nothing herein shall preclude Executive from devoting reasonable periods of time to: (i) serving as a director or member of a committee of any organization which does not involve a material conflict of interest with the interests of the Company; (ii) engaging in charitable and community activities; or (iii) managing his personal investments; PROVIDED, HOWEVER, that such activities do not materially interfere with the performance of his duties and responsibilities hereunder.

   3. COMPENSATION. In consideration for all services to be rendered to the Company, the Company agrees to compensate the Executive as follows:

       (a) SALARY. The Company agrees to pay Executive a salary at a rate of Four Hundred Thousand U.S. Dollars (U.S.$400,000) per year, increased from time to time as the Board, in its sole discretion, may determine (the "SALARY"). Such Salary will be paid no less often than semi-monthly in accordance with the standard payroll practices of the Company.

       (b) ANNUAL BONUS. In addition to the Salary, Executive will be entitled to an annual bonus of a percentage of Executive's Deemed Base Salary (as defined below in Section 3(b)(i)) then in effect (the "ANNUAL BONUS") in accordance with the Company's management incentive bonus plan (the "BONUS PLAN") applied in accordance with this Section 3(b). The Bonus Plan shall be maintained during the term of this Agreement. For purposes of this Agreement, the Bonus Plan will be operated consistent with past practice, except that as applied to the Executive under this Agreement:

                  (i) The Executive's base salary, for purposes of determining the Executive's Annual Bonus only, will be deemed to be Four Hundred Twenty Five Thousand U.S. Dollars (U.S.$425,000) (the "DEEMED BASE SALARY"); provided, that, such Deemed Base Salary will be increased by any amount by which the Salary is increased; and

                  (ii) the Bonus Plan will be structured to provide the opportunity to yield an Annual Bonus determined by that formula set forth as Schedule A hereto (as amended each year to reflect annual changes to the corporate performance target earnings requirement).

       (c) RESTRICTED STOCK AWARD. Executive shall receive a Restricted Stock Award with a Fair Market Value of Fifty Thousand U.S. Dollars (U.S.$50,000) on the date of such Award (the "STOCK AWARD"), effective upon approval thereof by the Board. The Stock Award shall be subject to and represented by an agreement in form and substance customarily entered into upon the making of similar Restricted Stock Awards (the "AWARD AGREEMENT"), which shall contain such restrictions as have customarily applied previously to Restricted Stock Awards, but such restrictions shall lapse on December 31, 2000. The parties agree to promptly enter into any such agreement.

       (d) STOCK OPTIONS. Executive will receive a Non-Statutory Stock Option (the "OPTION") under the Plan to purchase Three Hundred Thousand (300,000) shares of the


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     Company's Common Stock, effective upon approval thereof by the Board.  The
     Option shall be subject to and represented by an agreement in form and substance customarily entered into upon the making of Non-Statutory Stock Options (the "OPTION AGREEMENT"). The parties agree to promptly enter into any such agreement. Notwithstanding the foregoing, the Option (and correspondingly, the Option Agreement) will have an exercise price equal to 100% of the Fair Market Value of the Common Stock on the date of the grant as determined under the Plan and will provide that it becomes fully vested and exercisable in whole or in part on December 31, 2000, subject to any customarily applicable forfeiture/vesting provisions contained in the Option Agreement and Change of Control Agreement (as defined in
     Section 4(b)(iv) hereof).

       (e) EXTENSION OF STOCK OPTION EXERCISE PERIOD. All Non-Statutory Stock Options previously granted to Executive shall be amended to provide, and the Option granted under Section 3(d) shall provide, effective upon approval by the Board, that the period during which the Executive may exercise all such Options shall continue for a period of 365 days from the date of any termination of Executive's employment with the Company, to the extent such Options by their terms are otherwise exercisable and would not otherwise expire or lapse, prior to the end of such period. Any agreement representing such Options shall be revised to reflect such amendment.

       (f) REIMBURSEMENT OF BUSINESS EXPENSES. The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, provided that the Executive appropriately accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the "CODE"), if applicable, and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

       (g)     BENEFITS AND VACATION.

                  (i) The Executive is entitled to participate in all benefit plans and policies now in effect or hereafter adopted by the Company to the extent that the terms of such benefit plans permit the Executive to participate therein, including without limitation, the Company's: Executive Perk/Flex Plan, physical examination plan, Stock Option Exercise Loan Program, 401(k) savings plan, profit sharing plan, non-qualified benefit equalization plan, Change of Control Agreement (as defined in Section 4(b)(iv) hereof), and all existing grants or awards to Executive under the Plan. The Executive's benefits under the Perk/Flex Plan will be determined using the Deemed Base Salary.

                  (ii) The Executive is entitled to an amount of paid vacation as is consistent with and does not otherwise interfere with Executive's duties hereunder and to all legal holidays observed by the Company, in each case, in accordance with the Company's policies as in effect from time-to-time.


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   4.     TERM AND TERMINATION.

       (a) TERM. Subject to earlier termination in accordance with Section 4(b) below, this Agreement will become effective as of January 1, 1999 and will have an initial term of two (2) years, concluding on December 31, 2000. This Agreement will be automatically renewed for successive one (1) year periods after such initial term, unless and until terminated by either party effective as of the end of such initial term, or successive one-year renewal period, on not less than sixty (60) days' written notice before the end of such initial term or any such successive one-year renewal period.

       (b)     TERMINATION.

                  (i) The Company may terminate this Agreement immediately on written notice to the Executive "for cause". For purposes of this Agreement, "for cause" means: (A) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; (B) repeated violations by Executive of his obligations under Section 2(b) which are demonstrably willful and deliberate on Executive's part and which are not remedied within a reasonable period after Executive's receipt of notice of such violations from the Company or (C) the willful engaging by Executive in illegal conduct that is materially and demonstrably injurious to the Company. For purposes of this Section 4(b)(i), no act, or failure to act, on Executive's part shall be considered "dishonest," "willful" or "deliberate" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in, or not opposed to, the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company;

                  (ii) This Agreement will terminate upon Executive's death or upon written notice from the Company in the event of Executive's "permanent disability" (defined as the unwillingness or inability of the Executive to perform his duties hereunder because of incapacity due to physical or mental illness, bodily injury or disease for a period of (180) consecutive days);

                  (iii) The parties may at any time terminate this Agreement by mutual agreement in writing; and

                  (iv) The Executive may terminate this Agreement as provided for in the Change of Control Agreement between the Executive and the Company dated as of May 9, 1991 (the "CHANGE OF CONTROL AGREEMENT").


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The date this Agreement is terminated is hereinafter referred to as the
"TERMINATION DATE."

       (c)     COMPENSATION UPON TERMINATION.

                  (i) If the Company terminates this Agreement "for cause" pursuant to Section 4(b)(i), the Company will be obligated to pay the Executive only the Salary as may be due and owing through the Termination Date, and all other non-contingent compensation earned and accrued up through the Termination Date which will specifically not include any Annual Bonus, or any part thereof. Such Salary and other amounts will be paid in one lump sum within ten (10) business days after the Termination Date. The Executive's rights to the Stock Award, Option and all other benefits available to Executive shall be as provided for in the Plan, and the other agreements, plans and policies governing each such right and benefit.

                  (ii)   If this Agreement is terminated in accordance with
               Section 4(a) or pursuant to Section 4(b)(ii), the Company will be obligated to pay the Employee the Salary which may be due and owing through the Termination Date, and all other non-contingent compensation earned and accrued through the Termination Date. Such Salary and other amounts will be paid in one lump sum within ten (10) business days of the Termination Date. In addition, the Executive shall be entitled to the Annual Bonus, if any, with respect to the fiscal year in which such termination occurs; provided, that, in the case of termination pursuant to Section 4(b)(ii), such Annual Bonus shall be pro-rated in an amount equal to the total amount of the Annual Bonus which would have been payable to the Executive had this Agreement not so terminated, multiplied by a fraction, the numerator of which equals the number of complete or partial calendar months from the beginning of such fiscal year during which this Agreement terminates through the Termination Date, and the denominator of which is twelve (12). Such Annual Bonus (or pro-rata share thereof) shall be paid as and when contemplated under the Bonus Plan notwithstanding that the Termination Date may have previously occurred. The Executive's rights to the Stock Award, Option and all other benefits available to Executive shall be as provided for in the Plan, and the other agreements, plans and policies governing each such right and benefit.

                  (iii) If the Company terminates the Agreement in accordance with Section 4(a), the Company will be obligated to pay the Executive his base salary for one year after the Termination Date. Such salary shall be paid in twelve (12) equal monthly installments, with the first such payment due on the last day of the month containing the Termination Date. This Payment is in addition to the payments required by Section 4(c)(ii).


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                  (iv)   If this Agreement terminates pursuant to Section
               4(b)(iii), the Executive shall be entitled to payments as provided in Section 4(c)(ii) above unless the parties otherwise mutually agree in writing.

                  (v)    If this Agreement is terminated in accordance with
               Section 4(b)(iv), or the Executive's employment with the Company is terminated under circumstances when the Change of Control Agreement is applicable, the Executive shall be compensated solely as provided for in the Change of Control Agreement, and any conflict between this Agreement and the Change of Control Agreement shall in such case be governed by the Change of Control Agreement.

  5. NON-COMPETITION; CONFIDENTIALITY.

       (a) NON-COMPETITION. Executive agrees that during the term of this Agreement and for a period of two (2) years following the Termination Date, Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder, member, employee, independent contractor or in any other capacity of or with respect to any other firm or entity, engage in any commercial activity, in any location where the Company has operations, sales, customers or otherwise does business, in competition with any part of the Company's business as conducted during the term of this Agreement. Such business includes, without limitation, the design, manufacture and distribution of ophthalmic lenses, aperture masks and precision photo-etched metal parts, specialty printed circuits, electroformed components. Notwithstanding the foregoing, the competition restrictions in this Section 5 shall not apply to any part of the Company's business that represented less than five percent (5%) of its consolidated revenues during the most recently completed fiscal year preceding the Termination Date.
     For purposes of this Section 5(a) "shareholder" shall not include beneficial ownership of five percent (5%) or less of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

          (b) CONFIDENTIALITY. The Executive agrees not to directly or indirectly disclose or use at any time, either during or subsequent to his employment by the Company and any of its subsidiaries or affiliates (which obligation will survive indefinitely), any technology, trade secrets, know-how, or other information, knowledge, or data possessed or used by the Company or to which the Executive gains access in connection with his employment and which the Company deems confidential or proprietary or which the Executive has reason to believe is confidential or proprietary, except as such disclosure or use may be required in connection with his work for the Company or unless the Executive first secures the written consent of the Company; provided, that the foregoing shall not prohibit the Executive only from retaining and using documents and reports of the Company relating to management, operational or strategic activities of the Company as formats or templates for the creation of other documents or reports for parties other than the Company for whom the Executive is then providing services. The foregoing proviso shall in no event, however, be deemed to permit the Executive (i) to retain any documentation relating to any intellectual property or technological information of the


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

     Company or (ii) to disclose or make available to any other party actual (A) identifying information (including name, position, age or gender) with respect to any personnel or human resource information, or (B) detailed information relating to the operational, strategic or financial condition, plans or performance of the Company.

          Subject to the foregoing, upon termination of his employment with the Company, the Executive will promptly return to the Company all originals and all copies of all property and assets of the Company created or obtained by the Executive as a result of or in the course of or in connection with his employment with the Company which are in the Executive's possession or control, whether confidential or not. The obligations under this Section 5 will not apply to any information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any information required by law or judicial or administrative process.

  6. MISCELLANEOUS.

       (a) NO ADEQUATE REMEDY. The Executive understands that if the Executive fails to fulfill Executive's obligations under Section 5 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any rights or remedies available to the Company at law, in equity, or by statute, the Executive hereby consents to the specific enforcement of Section 5 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

       (b) CONSENT TO USE OF NAME. The Executive consents to the use of Executive's name in appropriate Company materials such as, but not limited to, offering memoranda related to financing activities of the Company.

       (c) NO CONFLICTS. Each party represents and warrants to the other that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of such party, as the case may be, under any agreement or contract to which such party is a party or any other obligation by which such party is bound.

       (d) SUCCESSORS AND ASSIGNS. Subject to provisions of the Change of Control Agreement, this Agreement is binding on and inures to the benefit of the Company's successors and assigns. This Agreement is also binding on, and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, the Executive's heirs, successors, assigns and legal representatives. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.
     Executive may not assign this Agreement, in whole or in any part, without the prior written consent of the Company.

       (e) MODIFICATION. This Agreement may be modified or amended only by a writing signed by the Company and the Executive.


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

       (f) GOVERNING LAW. The laws of Minnesota will govern the validity, remedies, interpretation, enforcement, construction, and performance of this Agreement. Subject to Section 6(g), any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court or federal court setting in Minnesota, and the Company and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

       (g) DISPUTE RESOLUTION. Except for any proceeding brought pursuant to Section 6(a) herein, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof (a "DISPUTE"), will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within sixty (60) days of the initiation of the mediation procedure (the "MEDIATION DEADLINE") will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration and mediation proceedings will be located in Minneapolis, Minnesota. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damage in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties' consent to the jurisdiction of the courts the state in which the arbitration occurred for this purpose.

       (h) CONSTRUCTION. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

       (i) WAIVERS. No failure or delay by the Company or the Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

       (j) ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company, except to the extent this Agreement otherwise provides with respect to the Plan, the Option Agreement, the Award Agreement, the Change of Control Agreement, and the benefits described in Section 3(g).


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

       (k) NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement will be in writing and be personally delivered or sent by registered first-class mail, postage prepaid, and will be effective upon delivery, if personally delivered, and five days after mailing to the addresses stated at the beginning of this Agreement, if so mailed. These addresses may be changed at any time by like notice.

       (l) COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

       (m) SURVIVAL. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive's employment hereunder including, without limitation, the provisions of Section 4(c) (relating to compensation) or beyond the termination of this Agreement (including, without limitation, the provisions of Section 5 (relating to non-competition and confidential information), shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.

       (n) WITHHOLDING. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such required portion of any amount or amounts payable to Executive under this Agreement as the Company (on the written advice of outside counsel that is disclosed to Executive) deems necessary.


     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.


BMC INDUSTRIES, INC.                       EXECUTIVE


By:   /s/Jeffrey J. Hattara                  /s/Paul B. Burke
     -------------------------              ---------------------------
      Jeffrey J. Hattara                    Paul B. Burke


Title:  Vice President Finance and
         Administration and CFO


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